VBI Vaccines’ Late-Breaker Cytomegalovirus Abstract Chosen for Oral Presentation at IDWeek

2018

-    Presentation to feature complete safety and immunogenicity dataset from the Phase 1 clinical study of VBI-1501

-    Oral presentation at IDWeek 2018 on Saturday, October 6th, 2018, at 11:10 AM PDT

CAMBRIDGE, Mass. (October 2, 2018) – VBI Vaccines Inc. (NASDAQ: VBIV) (“VBI”), a commercial-stage biopharmaceutical company, today announced that, based on the quality and scientific content, the company’s late-breaker abstract, “An Enveloped Virus-like Particle (eVLP) Cytomegalovirus (CMV) Vaccine is Immunogenic and Safe: Results of a First-in-Humans Study,” has been selected for oral presentation at IDWeek 2018, in San Francisco, CA, on October 6, 2018.

Dr. Soren Gantt, M.D., Ph.D., MPH, Associate Professor with the Division of Infectious Disease in the Department of Pediatrics, University British Columbia Faculty of Medicine, BC Children’s Hospital, and an investigator of the VBI-1501 Phase I study, will deliver the oral presentation. Dr. Gantt’s presentation will discuss the complete safety and immunogenicity dataset from the Phase 1, randomized, placebo-controlled clinical study evaluating the company’s prophylactic CMV vaccine candidate, VBI-1501. This multicenter first-in-humans study was conducted in collaboration with the Canadian Immunization Research Network (CIRN), and showed that VBI-1501 was safe and well tolerated at all doses tested.

Additionally, VBI-1501 was shown to induce gB antibody binding titers at all dose levels, and at the highest dose tested (2.0μg), the vaccine produced a 100% neutralizing antibody seroconversion rate in fibroblast cells, and a 31% seroconversion rate in epithelial cells after the third immunization. Dr. Gantt will provide an overview of this data, and will also highlight the correlate observed between epithelial cell neutralizing antibody activity and higher gB antibody binding titer levels.

According to IDWeek’s website, IDWeek identifies late breaker abstracts as highly competitive, with less than 10 percent of submissions chosen for presentation, and abstracts must contain new, novel, cutting-edge information in order to be considered.

Presentation Details

-	Session: 213. Late Breaker Oral Abstracts: Influenza and Vaccines
-	Date: Saturday, October 6, 2018
-	Time: 11:10 AM PDT
-	Event Website: https://www.idweek.org

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac®, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac® is approved for use in Israel and 10 other countries. VBI’s eVLP Platform technology enables the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma (GBM). VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and filed with the Canadian security authorities at sedar.com on February 26, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

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Nell Beattie

Chief Business Officer

Email: IR@vbivaccines.com

VBI Media Contact

Burns McClellan, Inc.

Robert Flamm, Ph.D.

Phone: (212) 213-0006

Email: rflamm@burnsmc.com